                                                                       OMB APPROVAL
                                                                       -----------------------------
                                                                       OMB Number: 3235-0145
                                  UNITED STATES                        Expires: December 31, 1997
                       SECURITIES AND EXCHANGE COMMISSION              Estimated average burden
                             WASHINGTON, D.C. 20549                    hours per form....14.90

                                  SCHEDULE 13G                         -----------------------------

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*

                             LCC International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   501810 10 5
                    -----------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


-------------------------------------------------------------------------             ---------------------------------
CUSIP No.  501810 10 5                                                                Page      2      of   10    Pages
          --------------------------------------------------------                          ---------     -------
-------------------------------------------------------------------------             ---------------------------------

-----------------------------------------------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Rajendra Singh

-----------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                  (a)   [ ]
                                                                                                             (b)   [ ]

          N/A

-----------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
                                       N/A

                              -----------------------------------------------------------------------------------------
             NUMBER OF        6        SHARED VOTING POWER
               SHARES                  9,534,482 1/
            BENEFICIALLY
              OWNED BY        -----------------------------------------------------------------------------------------
                EACH          7        SOLE DISPOSITIVE POWER
             REPORTING                 N/A
               PERSON
                WITH          -----------------------------------------------------------------------------------------
                              8        SHARED DISPOSITIVE POWER
                                       9,534,482

-----------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          9,534,482

-----------------------------------------------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          N/A

-----------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          60.1%
-----------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
-----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
 -------

1/ On August 24, 1999, a promissory note issued to Telcom Ventures,L.L.C. ("TV") by LCC International, Inc.("LCC") was converted into 845,087 shares of Class A Common Stock of LCC. TV is owned 75% by Cherrywood Holdings, Inc., which, in turn, is owned by Dr. Rajendra Singh, Neera Singh and certain Singh Family Trusts.

                                  SCHEDULE 13G


-------------------------------------------------------------------------             ---------------------------------
CUSIP No.  501810 10 5                                                                Page      3      of   10    Pages
          --------------------------------------------------------                          ---------     --------
-------------------------------------------------------------------------             ---------------------------------

-----------------------------------------------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Neera Singh

-----------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                  (a)   [ ]
                                                                                                             (b)   [ ]

          N/A

-----------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------
                              5         SOLE VOTING POWER
                                        N/A

                              -----------------------------------------------------------------------------------------
             NUMBER OF        6         SHARED VOTING POWER
               SHARES                   9,534,482 1/
            BENEFICIALLY
              OWNED BY        -----------------------------------------------------------------------------------------
                EACH          7         SOLE DISPOSITIVE POWER
             REPORTING                  N/A
               PERSON
                WITH          -----------------------------------------------------------------------------------------
                              8         SHARED DISPOSITIVE POWER
                                        9,534,482

-----------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          9,534,482

-----------------------------------------------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          N/A

-----------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          60.1%

-----------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
-----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
-------

 -------

1/ On August 24, 1999, a promissory note issued to Telcom Ventures, L.L.C. ("TV") by LCC International, Inc. ("LCC") was converted into 845,087 shares of Class A Common Stock of LCC. TV is owned 75% by Cherrywood Holdings, Inc., which, in turn, is owned by Dr. Rajendra Singh, Neera Singh and certain Singh Family Trusts.

                                  SCHEDULE 13G

-------------------------------------------------------------------------             ---------------------------------
CUSIP No.  501810 10 5                                                                Page     4       of   10    Pages
           -------------------------------------------------------                          ---------     --------
-------------------------------------------------------------------------             ---------------------------------


-----------------------------------------------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Cherrywood Holdings, Inc.

-----------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                  (a)   [ ]
                                                                                                             (b)   [ ]

          N/A

-----------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Kansas, United States

-----------------------------------------------------------------------------------------------------------------------
                              5         SOLE VOTING POWER
                                        N/A

            NUMBER OF         -----------------------------------------------------------------------------------------
             SHARES           6         SHARED VOTING POWER
           BENEFICIALLY                 9,334,482 1/
             OWNED BY
               EACH           -----------------------------------------------------------------------------------------
              PERSON          7         SOLE DISPOSITIVE POWER
               WITH                     N/A

                              -----------------------------------------------------------------------------------------
                              8         SHARED DISPOSITIVE POWER
                                        9,334,482

-----------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          9,334,482

-----------------------------------------------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
-----------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          58.8%
-----------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          CO
-----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
-----
1/   On August 24, 1999, a promissory note issued to Telcom Ventures, L.L.C.
("TV") by LCC International, Inc. ("LCC") was converted into 845,087 shares of Class A Common Stock of LCC. TV is owned 75% by Cherrywood Holdings, Inc.

                                  SCHEDULE 13G



-------------------------------------------------------------------------             ---------------------------------
CUSIP No.  501810 10 5                                                                Page      5      of   10    Pages
           -------------------------------------------------------                          ---------     --------
-------------------------------------------------------------------------             ---------------------------------


-----------------------------------------------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Telcom Ventures, L.L.C.

-----------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                  (a)   [ ]
                                                                                                             (b)   [ ]

          N/A

-----------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware, United States
-----------------------------------------------------------------------------------------------------------------------
                              5         SOLE VOTING POWER
            NUMBER OF                   N/A
              SHARES
           BENEFICIALLY       -----------------------------------------------------------------------------------------
             OWNED BY         6         SHARED VOTING POWER
              EACH                      9,334,482 1/
            REPORTING
             PERSON           -----------------------------------------------------------------------------------------
              WITH            7         SOLE DISPOSITIVE POWER
                                        N/A

                              -----------------------------------------------------------------------------------------
                              8         SHARED DISPOSITIVE POWER
                                        9,334,482

-----------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          9,334,482

-----------------------------------------------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A

-----------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          58.8%
-----------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO

-----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----
1/ On August 24, 1999, a promissory note issued to Telcom Ventures, L.L.C. by LCC International, Inc. ("LCC") was converted into 845,087 shares of Class A Common Stock of LCC.

                                  SCHEDULE 13G



-------------------------------------------------------------------------             ---------------------------------
CUSIP No.  501810 10 5                                                                Page      6      of   10    Pages
           -------------------------------------------------------                          ---------     --------
-------------------------------------------------------------------------             ---------------------------------


-----------------------------------------------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          RF Investors, L.L.C.

-----------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                  (a)   [ ]
                                                                                                             (b)   [ ]

          N/A

-----------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware, United States
-----------------------------------------------------------------------------------------------------------------------
                              5         SOLE VOTING POWER
                                        N/A
             NUMBER OF
              SHARES          -----------------------------------------------------------------------------------------
           BENEFICIALLY       6         SHARED VOTING POWER
             OWNED BY                   8,489,395
               EACH
             REPORTING        -----------------------------------------------------------------------------------------
              PERSON          7         SOLE DISPOSITIVE POWER
               WITH                     N/A

                              -----------------------------------------------------------------------------------------
                              8         SHARED DISPOSITIVE POWER
                                        8,489,395

-----------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          8,489,395

-----------------------------------------------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          N/A

-----------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          53.5%
-----------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO
-----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


-------------------------------------------------------------------------             ---------------------------------
CUSIP No.  501810 10 5                                                                Page      7      of   10    Pages
           -------------------------------------------------------                          ---------     --------
-------------------------------------------------------------------------             ---------------------------------


Item 1(a)        Name of Issuer:

                 LCC International, Inc.

      (b)        Address of Issuer's Principal Executive Offices:

                 7925 Jones Branch Drive
                 McLean, Virginia  22102

Item 2(a):       Name of Persons Filing:

                 Rajendra Singh
                 Neera Singh
                 Cherrywood Holdings, Inc.
                 Telcom Ventures, L.L.C.
                 RF Investors, L.L.C.

      (b)        Address of Principal Business Office or, if none, Residence:

                 Same address for each filing person:
                 211 North Union Street, Suite 300
                 Alexandria, Virginia  22314

      (c)        Citizenship:

                 Rajendra Singh - United States
                 Neera Singh - United States
                 Cherrywood Holdings, Inc. - Kansas corporation
                 Telcom Ventures, L.L.C. - Delaware limited liability company RF Investors, L.L.C. - Delaware limited liability company

      (d)        Title of Class of Securities:

                 Class A Common Stock, par value $.01 per share

      (e)        CUSIP Number:

                 501810 10 5

                                  SCHEDULE 13G


-------------------------------------------------------------------------             ---------------------------------
CUSIP No.  501810 10 5                                                                Page      8      of   10   Pages
           -------------------------------------------------------                          ---------     --------
-------------------------------------------------------------------------             ---------------------------------


Item 3: Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b):

              N/A

Item 4:       Ownership:

              As of December 31, 1999:

              (a)       Amount Beneficially Owned:

                        Rajendra Singh - 9,534,482 Shares
                        Neera Singh - 9,534,482 Shares
                        Cherrywood Holdings, Inc. - 9,334,482 Shares
                        Telcom Ventures, L.L.C. - 9,334,482 Shares
                        RF Investors, L.L.C. - 8,489,395 Shares

              (b)       Percent of class:

                        Rajendra Singh - 60.1%
                        Neera Singh - 60.1%
                        Cherrywood Holdings, Inc. - 58.8%
                        Telcom Ventures, L.L.C. - 58.8%
                        RF Investors, L.L.C. - 53.5%

              (c)       Number of shares to which such person has:

                        (i)      Sole power to vote or to direct the vote:

                                 N/A

                        (ii)     Shared power to vote or to direct the vote:

                                 Rajendra Singh - 9,534,482
                                 Neera Singh - 9,534,482
                                 Cherrywood Holdings, Inc. - 9,334,482
                                 Telcom Ventures, L.L.C. - 9,334,482
                                 RF Investors, L.L.C. - 8,489,395

                                  SCHEDULE 13G



-------------------------------------------------------------------------             ---------------------------------
CUSIP No.  501810 10 5                                                                Page      9      of   10    Pages
           -------------------------------------------------------                          ---------     --------
-------------------------------------------------------------------------             ---------------------------------

                        (iii) Sole power to dispose or to direct the disposition of:

                              N/A

                        (iv) Shared power to dispose or to direct the
                         disposition of:

                              N/A

Item 5:                 Ownership of Five Percent or Less of Class:

                        N/A

Item 6:                 Ownership of More than Five Percent on Behalf of Another
                        Person:

                        Except as set forth in this Schedule 13G, no person owns more than 5% on behalf of another person.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                        N/A

Item 8:                 Identification and Classification of Members of the
                        Group:

                        N/A

Item 9:                 Notice of Dissolution of Group:

                        N/A

Item 10:                Certification:

                        N/A

                                  SCHEDULE 13G


-------------------------------------------------------------------------             ---------------------------------
CUSIP No.  501810 10 5                                                                Page      10      of   10   Pages
           -------------------------------------------------------                          ----------     --------
-------------------------------------------------------------------------             ---------------------------------


                                    SIGNATURE

                        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date:  February 14, 2000

                                    RAJENDRA SINGH

                                    By: /s/ Rajendra Singh
                                        -----------------------------
                                          Rajendra Singh

                                    NEERA SINGH

                                    By: /s/ Neera Singh
                                        -----------------------------
                                          Neera Singh

                                    CHERRYWOOD HOLDINGS, INC.

                                    By:/s/ Rajendra Singh
                                        -----------------------------
                                          Cherrywood Holdings, Inc.

                                    TELCOM VENTURES, L.L.C.

                                    By:/s/ Rajendra Singh
                                        -----------------------------
                                          Telcom Ventures, L.L.C.

                                    RF INVESTORS, L.L.C.

                                    By:/s/ Rajendra Singh
                                        -----------------------------
                                          RF Investors, L.L.C.